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                                                                   EXHIBIT 21
                                                                   ----------
                        FRANKLIN ELECTRIC CO., INC.

                       SUBSIDIARIES OF THE REGISTRANT

                              -----------------

                                                            Percent of
                                       State or country       voting
                                       of incorporation     stock owned
                                       ----------------     -----------
Subsidiaries consolidated:

  FE Petro, Inc.                            Indiana             100

  Franklin Electric Subsidiaries, Inc.
    [inactive]                              Indiana             100

  Franklin Electric International, Inc.     Delaware            100

  Franklin Electric AG                      Switzerland         100

  Franklin Electric B.V.                    Netherlands         100

  Franklin Electric Europa, GmbH            Germany             100

  Franklin Electric spol s.r.o.             Czech Republic      100

  Franklin Electric S.r.l.                  Italy               100

  Franklin Electric (Australia) Pty. Ltd.   Australia           100

  Franklin Electric (South Africa)
    Pty. Limited                            South Africa        100

  Franklin Electric Foreign Sales
    Corporation                             U.S. Virgin Islands 100

  Motores Franklin S.A. de C.V.             Mexico              100